SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900, McLean, VA 22102

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information included pursuant to item 2.03 below is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

PRIMUS Telecommunications Group, Incorporated (“PRIMUS”), an integrated communications services provider, announced on February 18, 2005, that its direct wholly-owned subsidiary, Primus Telecommunications Holding, Inc. (“Holding”), closed a six-year, $100 million senior secured term loan facility (the “Facility”). The summary of Facility terms described herein is qualified in its entirety by reference to the provisions of the Facility’s term loan agreement attached as Exhibit 10.1 hereto. Each borrowing made under the Facility may be, at the election of Holding at the time of the borrowing, a LIBOR loan (which will bear interest at a rate equal to LIBOR + 6.50%), or a base rate loan (which will bear interest at a rate equal to the greater of the prime rate plus 5.50% or the federal funds effective rate plus 6.0%). The Facility contains no financial maintenance covenants.

Holding’s obligations under the Facility are guaranteed by PRIMUS and Holding’s domestic subsidiaries and are secured by certain assets of Holding and its guarantor subsidiaries, subject to certain exceptions and the receipt of certain regulatory approvals. These assets include a pledge of approximately 65% of the capital stock of each direct foreign subsidiary of Holding and each direct foreign subsidiary of a domestic subsidiary of Holding.

The Facility will be repaid in 24 quarterly installments, beginning on June 30, 2005, at a rate of one percent of the principal per year over the next five years and nine months, and the remaining balance repaid on the sixth anniversary date of the Facility. Holding may not optionally prepay borrowings during the first year of the Facility, but may make optional prepayments thereafter, together with a three percent premium for prepayments made before the second anniversary of the Facility, a two percent premium for prepayments made before the third anniversary of the Facility, or a one percent premium for prepayments made before the fourth anniversary of the Facility. The Facility may be prepaid without any prepayment premium after the fourth anniversary of the Facility.

The Facility contains negative covenants and other covenants similar to those contained in Holding’s 8% senior note indenture dated January 16, 2004. The Facility also provides for, among other things, certain prepayment priorities in the event of certain asset sale transactions and for certain additional debt incurrence restrictions, including those involving Holding’s subsidiaries’ borrowings that constitute Priority Indebtedness under the Facility.

PRIMUS plans to use the proceeds of the Facility for general corporate purposes, including the accelerated implementation of its new product initiatives and potential repurchases of certain currently outstanding debt.

Item 9.01. Financial Statements and Exhibits.

(a) and (b) Not applicable.

(c) Exhibits.

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of February 18, 2005, among Primus Telecommunications Group, Incorporated and Primus Telecommunications Holding, Inc., as Borrower, the several lenders from time to time parties hereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Syndication Agent and Lehman Commercial Paper Inc., as Administrative Agent.

10.2	Guarantee and Collateral Agreement, dated as of February 18, 2005, made by Primus Telecommunications Group, Incorporated, and Primus Telecommunications Holding, Inc. and certain of its Subsidiaries in favor of Lehman Commercial Paper Inc., as Administrative Agent.

99.1	Press release dated February 18, 2005.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Term Loan Agreement, dated as of February 18, 2005, among Primus Telecommunications Group, Incorporated and Primus Telecommunications Holding, Inc., as Borrower, the several lenders from time to time Parties hereto, Lehman Brothers Inc., as Arranger, Lehman Commercial Paper Inc., as Syndication Agent and Lehman Commercial Paper Inc., as Administrative Agent.

10.2	Guarantee and Collateral Agreement, dated as of February 18, 2005, made by Primus Telecommunications Group, Incorporated, and Primus Telecommunications Holding, Inc. and certain of its Subsidiaries in favor of Lehman Commercial Paper Inc., as Administrative Agent.

99.1	Press release dated February 18, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATION GROUP, INCORPORATED

Dated: February 25, 2005	By:	/s/ Thomas R. Kloster
Thomas R. Kloster
Chief Financial Officer (Principal Financial Officer)